•MESTEK, INC.

260 North Elm Street Westfield, MA 01085 (413) 568-9571 www.mestek.com

NEWS RELEASE	COMPANY CONTACT: John E. Reed, Chairman of the Board (413) 568-9571

MET-COIL SYSTEMS CORPORATION FILES FOR BANKRUPTCY COURT PROTECTION

        August 27, 2003 — Mestek, Inc. (NYSE: MCC) announced today that one of its second tier subsidiaries, Met-Coil Systems Corporation (“Met-Coil”), filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Met-Coil is a metal fabrication company that manufactures advanced sheet metal forming equipment, fabricating equipment, and computer-controlled fabrication systems.

        Concurrently with the filing of the Chapter 11 petition, on August 26, 2003, the Debtor filed an adversary proceeding seeking a stay of a series of actions pending in the United States District Court of Illinois against Met-Coil, the Company, and Met-Coil’s third-party indemnitee, Honeywell International, Inc.

        Mestek also announced that it has committed to arrange for Met-Coil to receive up to $8,000,000 pursuant to a debtor-in-possession (“DIP”) revolving credit facility, subject to the satisfaction of certain conditions. The facility will be used to supplement Met-Coil’s cash flow during the Chapter 11 proceedings allowing Met-Coil to continue its operations uninterrupted and is subject to approval by the Bankruptcy Court.

        John E. Reed, Chairman of the Board and Chief Executive Officer of Mestek stated, “The purpose of the filing is to create a forum in which the claims arising from the historical spills of pollutants at Met-Coil’s Lisle, Illinois facility can be fairly and equitably resolved. Met-Coil’s goals are to remain in operation to service its customers, and to provide opportunities for its employees, distributors and vendors.”

        Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are not historical facts but rather reflect the Company’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company (or entities in which the Company has interests), or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

        Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management’s view only as of the date of this press release. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstance after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.